                  News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:        Brian W. White
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS
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BIRMINGHAM, AL (May 24, 2011) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week first quarter ended April 30, 2011.  Net sales for the 2012 13-week period decreased 11.1% to $104.0 million, compared to sales of $117.0 million in the year-earlier period.  Comparable store sales for the 2012 first quarter decreased 13.2% when compared with the 13-week period for the prior-year first quarter.  Net loss for the first quarter was $3.5 million, or $0.22 per diluted share, compared with a net income of $2.0 million, or $0.13 per diluted share, in the year-earlier period.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief Executive Officer, said, "Results for the quarter reflect a very challenging retail calendar, the growing effect of e-book penetration and, at the end of the quarter, the effects of the devastating tornado outbreak that hit our region. Bargain books, electronics, media and gift businesses continue to grow, and we remain committed to diversifying our assortment to build these exciting categories. Our balance sheet remains strong, and we are well-positioned to take advantage of the opportunities that lie ahead.”

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates 230 stores in 23 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the names Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s website at www.booksamillioninc.com.

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BAMM Announces First Quarter 2012 Results

May 24, 2011

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended
	April 30, 2011	May 1, 2010 (a)
NET SALES	$104,013	$116,968
Cost of sales (including warehouse, distribution and store occupancy costs)	75,446	81,794
GROSS PROFIT	28,567	35,174
Operating, selling and administrative expenses	29,514	28,217
Depreciation and amortization	4,010	3,563
OPERATING INCOME (LOSS)	(4,957)	3,394
Interest expense, net	194	122
INCOME (LOSS) BEFORE INCOME TAXES	(5,151)	3,272
Income tax provision (benefit)	(1,594)	1,230
Net income (loss)	(3,557)	2,042
Net (income) loss on equity method investment	(46)	38
NET INCOME (LOSS) attributable to Books-A-Million, Inc.	$(3,511)	$2,004

NET INCOME (LOSS) PER COMMON SHARE:
Basic: Net income (loss)	$(0.22)	$0.13
Weighted average shares outstanding	15,646	15,761
Diluted: Net income (loss)	$(0.22)	$0.13
Weighted average shares outstanding	15,646	15,769

(a) The results for the 13 weeks ended May 1, 2010, contain certain insignificant reclassifications necessary to conform to the presentation of the 13 weeks ended April 30, 2011.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties.  A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative.  In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.  Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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